Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 20, 2017 with respect to the consolidated financial statements, financial statement schedule and internal control over financial reporting of Griffon Corporation included in the Annual Report on Form 10-K for the year ended September 30, 2017, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

New York, New York

December 19, 2017